EXHIBIT 10.2

VICTORY ENERGY CORPORATION
AWARD OF RESTRICTED STOCK UNITS
(Employee)

In this Award, Victory Energy Corporation (the “Company”) grants [name] (the “Participant”), an Employee, Restricted Stock Units (“RSUs”) which upon becoming “Vested” (as provided below), on the applicable “Vesting Date” (as defined below), will entitle the Participant to receive the number of shares of Stock equal to the number of RSUs granted hereunder that have become vested on that date.  All terms and conditions of the RSUs and Stock that may be issued are granted under and governed by the terms of the Victory Energy Corporation 2014 Long Term Incentive Plan (“Plan”) and this Award.  All capitalized terms not defined in this Award shall have the meaning of such terms as provided in the Plan.

1. The “Date of Grant” is _____________.

2. The total number of RSUs granted is _______________.

3. The Vesting Dates for the RSUs granted in this Award are as follows:

Subject to item 4 below, Participant shall not become vested in any of the RSUs granted unless he or she is continuously providing Services to the Company or an Affiliate from the Date of Grant through the applicable Vesting Date, and Participant may not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of any RSUs until such RSUs become Vested as provided herein.  The transfer restrictions and substantial risk of forfeiture imposed in the foregoing sentence shall lapse on the following applicable dates (each a “Vesting Date”): as to 33.3% of the RSUs on the first anniversary of the Date of Grant and an additional 33.3% of the RSUs on the second anniversary of the Date of Grant and 33.4% on the third anniversary of the Date of Grant.  The RSUs as to which such restrictions so lapse are referred to as “Vested.”

4. Other Vesting Events are as follows:

Notwithstanding the foregoing vesting schedule in item 3, the RSUs will be 100% Vested upon any one of the following “Vesting Events”:  (a) Participant’s termination of employment with the Company and its Affiliates or any successor thereto due to death, or Disability or (b) upon termination of the Participant’s employment by the Company, its Affiliates or their successor without Cause on or within 12 months after a Change in Control.  The date of the Participant’s termination of employment with the Company and its Affiliates on account of one of the Vesting Events shall be the Vesting Date for purposes of this Award.

5. Other Terms and Conditions:

(a) No Fractional Shares.  All provisions of this Award concern whole shares of Stock.  If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share.

(b) Not an Employment or Service Agreement.  This Award is not an employment agreement, and this Award shall not be, and no provision of this Award shall be construed or interpreted to create any right of Participant to continue employment with or provide services to the Company or any of its Affiliates.

(c) Code Section 409A.  To the extent that this Award of RSUs is deferred compensation subject to Code Section 409A, this Award is intended and will be interpreted to comply with the requirements of Code Section 409A, and the Committee shall use the applicable definitions from Code Section 409A in the administration of this Award, such as a more restrictive definition of Change in Control or Disability to comply with Code Section 409A to the extent that it is required and a termination of employment shall mean a Separation from Service (as defined below).  To the extent required by Code Section 409A, if the Participant is Specified Employee (as defined below), a distribution on account of a Separation from Service may not be made before the date which is the first business day that is six months after the date of the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).  The terms “Separation from Service” and “Specified Employee,” shall be defined in the same manner as those terms are defined for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to this Award.  To the extent that this Award is subject to Code Section 409A, the Committee shall not have any discretion otherwise provided in this Plan to the extent such discretion is prohibited under Code Section 409A with respect to deferred compensation including, without limitation, any discretion to accelerate or substitute under Section 25.  In addition, if this Award is subject to Code Section 409A, the Committee may interpret or amend this Award to comply with Code Section 409A without the Participant’s consent even if such amendment would have an adverse effect on this Award.

(d) Independent Tax Advice and Acknowledgments.  The Participant acknowledges he or she has been advised to consult his or her tax advisor with respect to this Award and the tax consequences of this Award and any payments hereunder.  None of the Company, any Affiliate nor any officer, director, employee, shareholder or any agent of any of them guarantees or is responsible for the tax consequences to a Participant with respect to this Award under the Plan and the administration of this Award and Plan, including without limitation, any excise or penalty tax or interest under Code Section 409A.  Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions of the Plan and this Award.

The RSUs granted hereunder and the issuance of the Stock will be subject to all applicable federal, state and local taxes domestic and foreign and withholding requirements.  The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Award.

PARTICIPANT: Name

Signature: ______________________________
Date: _____________________

VICTORY ENERGY CORPORATION

By:_____________________________________
Date: _____________________